Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), effective as of November 16, 2017 (the "Effective Date"), is made and entered into by and between Clearfield, Inc., a Minnesota corporation (hereinafter referred to as the "Company") and Daniel Herzog (the "Executive").

WHEREAS, Executive is employed by the Company as its Chief Financial Officer and the parties desire to continue such employment upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment and Employment Period

The Executive agrees to continue such employment upon the terms and conditions set forth herein. Subject to the provisions for earlier termination hereinafter provided, the Executive's employment hereunder shall be for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Termination Date”); provided, however, that the provisions set forth in Sections 7, 8 and 11 shall survive the termination or expiration of this Agreement. Thereafter, the Agreement shall automatically renew for successive one (1) year periods as of each subsequent anniversary of the Initial Termination Date, unless either the Executive or the Company elects not to so renew the term of the Agreement by notifying the other party, in writing, of such election not less than sixty (60) days prior to the last day of the term then in effect or unless and until otherwise terminated as set forth herein (hereinafter referred to as “Renewal Term(s)”). The term “Employment Period” shall mean the term ending on the Initial Termination Date and any Renewal Term, subject to the provisions for earlier termination hereinafter provided.

2. Terms of Employment

(a) Position and Duties.

(i) Executive shall serve as Chief Financial Officer and shall perform such employment duties as are usual and customary for such position and as are assigned by the Company’s Chief Executive Officer. The Executive shall report directly to the Company’s Chief Executive Officer. The Executive shall be officed at the Company's main headquarters offices in Brooklyn Park, Minnesota; provided, however, that the Executive understands that travel will be a required component of the position. At the Company's request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other positions and capacities in addition to the foregoing. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive's compensation may (or may not) be increased beyond that specified in Section 2(b) of this Agreement, in the Company's sole discretion. In addition, in the event the Executive's service in one or more of such additional capacities is subsequently terminated, the Executive's compensation, as specified in Section 2(b) of this Agreement, shall not be diminished or reduced in any manner as a result of such termination for so long as the Executive otherwise remains employed under the terms of this Agreement.

(ii) Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time, energy, skills and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Notwithstanding the foregoing, it shall not be a violation of this Agreement for the Executive to (A) serve on civic, charitable or other boards or committees; provided, however, that the Executive will consult with the Company’s Chief Executive Officer prior to accepting a position on the board of any publicly-traded company; (B) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (C) manage his personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an executive officer of the Company.

(iii) The Executive agrees that he will not take personal advantage of any business opportunity that arises during his employment by the Company and which may be of benefit to the Company unless all material facts regarding such opportunity are timely reported by the Executive to the Company’s Chief Executive Officer for consideration by the Company and the Chief Executive Officer determines to reject the opportunity and to approve the Executive's participation therein.

(b) Compensation, Benefits.

(i) Base Salary. Executive shall receive a base salary of $200,193 per annum (the "Base Salary"), as the same may be increased thereafter (or thereafter decreased, but not below the initial Base Salary) pursuant to the Company's normal practices for its executives. The Base Salary shall be paid at such intervals as the Company customarily pays executive salaries. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (or decrease, but not below the initial Base Salary), as determined by the Company's compensation committee, in its sole discretion. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term "Base Salary" as utilized in this Agreement shall refer to Base Salary as so adjusted.

(ii) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company beginning with fiscal year 2018, an annual cash performance bonus (an "Annual Bonus"). The amount of the Annual Bonus and the target performance goals applicable to the Annual Bonus shall be determined in accordance with the terms and conditions of said bonus plan as in effect from time to time; provided that Executive's target for each Annual Bonus hereunder shall be 20% of Base Salary for that year, and his maximum Annual Bonus shall be 50% of Base Salary for that year. The terms and conditions of any such bonus plan shall be determined by the Company's compensation committee of the Board in its sole discretion.

(iii) Welfare Benefit Plans. Executive shall be eligible to participate in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives.

(iv) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company.

(v) Fringe Benefits. Executive shall be entitled to receive such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company.

(vi) Vacation. Executive shall be entitled to receive paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives.

3. Termination of Employment

(a) The Executive's employment shall continue until this Agreement is not renewed in accordance with Section 1 or until it is terminated in accordance with the terms of this Agreement (“Termination Date”).

(b) Death. The Executive's employment will terminate automatically upon the Executive's death.

(c) Disability. To the extent consistent with federal and state laws, Executive's employment may be terminated if Executive suffers a Disability. For purposes of this Agreement, "Disability" means a physical or mental illness which renders Executive unable to perform his essential duties for ninety (90) consecutive days or a total of one hundred and eighty (180) days in any twelve (12) month period with or without reasonable accommodations, or unable to perform those duties in a manner that would not endanger his health or safety or the health or safety of others even with reasonable accommodations. The existence of a Disability shall be determined through the opinion (to a reasonable medical certainty) of an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative. The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship for the Company.

(d) Cause. The Company may terminate the Executive's employment for Cause or without Cause. For the purposes of this Agreement, "Cause" shall mean the occurrence of any one or more of the following events:

(i) The Executive's willful failure to perform or gross negligence in performing his duties owed to the Company (other than such failure resulting from the Executive's Disability or any such actual failure after his issuance of a Notice of Termination for Good Reason), which continues after thirty (30) days following a written notice delivered to the Executive by the Company’s Chief Executive Officer, which notice specifies such willful failure or gross negligence;

(ii) The Executive's commission of an act of fraud or dishonesty in the performance of his duties;

(iii) The Executive's conviction of, or entry by the Executive of a guilty or no contest plea to, any felony or a misdemeanor involving dishonesty or moral turpitude;

(iv) Any material breach by the Executive of any fiduciary duty or duty of loyalty owed to the Company; or

(v) The Executive's material breach of any of the provisions of this Agreement which is not cured within thirty (30) days following written notice specifying the breach and action needed to cure from the Company.

(e) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one or more of the following events without the Executive's prior written consent, provided that the Executive terminates his employment within one hundred and eighty (180) days following the lapse of the Company's cure period described below as to one or more of such events and unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Date of Termination:

(i) The Company's reduction of the Executive's annual base salary below the initial Base Salary or material reduction in the Executive's target annual bonus;

(ii) The Company's material change of the Executive's duties in a manner inconsistent with the Executive's position, authority, duties or responsibilities as contemplated by Section 2(a) or other action by the Company which materially diminishes such position, authority, duties or responsibilities, excluding for this purpose isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof from Executive;

(iii) The relocation of the Company's offices at which Executive is principally employed to a location more than 50 miles from such offices;

(iv) The failure of a successor to the Company to (A) assume and agree to perform the obligations of the Company hereunder, or (B) replace this Agreement with an employment contract of substantially similar terms acceptable to the Executive and no less favorable than those terms provided to an acquiring company's executive officers; or

(v) The Company's material breach of its obligations under the Agreement.

Notwithstanding any other provision of this Section 3(e), the occurrence of any event described in Section 3(e)(i) or (v) shall constitute Good Reason only if (A) the Executive provides written notice to the Company of the occurrence of such event within ninety (90) days of the initial occurrence of such event, and (B) the Company fails to remedy the event described in the Executive's written notice within thirty (30) days of the Company's receipt of such notice.

(f) Notice of Termination. Any termination by the Company shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) specifies the Date of Termination (which date shall be not less than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

4. Obligations of the Company Upon Termination

(a) Without Cause, For Good Reason and Failure to Renew. If, during the Employment Period or any Renewal Term, the Company shall terminate the Executive's employment without Cause, the Executive shall terminate his employment for Good Reason, or the Company elects not to renew this Agreement in accordance with Section 1, then the Executive will receive those payments and benefits set forth below. Subject to Executive’s past and continuing compliance with all of the provisions of this Agreement including, without limitation, the provisions in Sections 7, 8 and 11 hereof, the Severance Amount described below shall be paid in a lump sum within 30 days following the later of (i) the Termination Date, or (ii) the end of all rescission periods associated with the release described below in Section 4 (v) but in no event later than 60 days after the Termination Date; provided, however, that (a) Executive has executed and delivered to Company a release in form and substance satisfactory to the Company within 30 days following the Termination Date, (b) all rescission periods have expired, and (c) Executive has not revoked or breached the release:

(i) The Executive shall be paid (A) the Executive's earned but unpaid Base Salary and accrued but unpaid vacation pay through the Date of Termination, and any Annual Bonus required to be paid to the Executive pursuant to Section 2(b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid (the "Accrued Obligations"), and (B) an amount (the "Severance Amount") equal to one (1) times the amount of the Executive’s Base Salary in effect on the Date of Termination;

(ii) At the time annual bonuses are paid to the Company's other senior executives for the fiscal year of the Company in which the Date of Termination occurs, the Executive shall be paid an Annual Bonus in an amount equal to the product of (A) the amount of the Annual Bonus to which the Executive would have been entitled if the Executive's employment had not been terminated, and (B) a fraction, the numerator of which is the number of days in such fiscal year through the Date of Termination and the denominator of which is the total number of days in such fiscal year (a "Pro-Rated Annual Bonus");

(iii) If Executive (or any of Executive’s qualified beneficiaries) makes a timely election to continue to participate in the Company's group health plans (medical, dental, and vision) pursuant to 29 U.S.C. §§ 1161-1169 ("COBRA"), the Company shall pay the Company’s portion of the premium for such coverage (which premium payment shall be taxable to Executive if the Company's group health plans are self-insured) starting on the Date of Termination and ending on the earlier of (A) the date that is one (1) year after the Date of Termination, or (B) the date on which Executive no longer is eligible to continue to participate under COBRA. For purposes of the foregoing, the usual limitations of COBRA shall apply and the Company's payment of the Company’s portion of the COBRA premium(s) shall not extend the continuation period, which begins on the Date of Termination; and

(iv) Any stock options or grants which are not vested as of the Date of Termination shall become automatically vested; and

(v) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive as of the Date of Termination under any plan, contract or agreement of the Company and its affiliates (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits") to which the Executive is a party.

Notwithstanding anything to the contrary in this Section 4, it shall be a condition to the Executive's right to receive the amounts provided for above that the Executive execute, deliver to the Company, and not revoke or rescind, a release of claims in such form as is presented to Executive by the Company.

(b) For Cause or Without Good Reason. If the Executive's employment shall be terminated by the Company for Cause or by the Executive without Good Reason, the Company shall have no further obligations to the Executive under this Agreement as of the Date of Termination other than pursuant to Section 4 hereof, and the obligation to pay to the Executive the Accrued Obligations when due under Minnesota law and to provide the Other Benefits in accordance with the provisions of the applicable plan, program, agreement and/or law.

(c) Death or Disability. If the Executive's employment is terminated by reason of the

Executive's Death or Disability:

(i) The Accrued Obligations shall be paid to the Executive's estate or beneficiaries or to the Executive, as applicable, in a lump-sum cash payment when due under Minnesota law;

(ii) The Pro-Rated Annual Bonus shall be paid to the Executive's estate or beneficiaries or to the Executive, as applicable, at the time when annual bonuses are paid to the Company's other senior executives for the fiscal year of the Company in which the Date of Termination occurs;

(iii) If any of the Executive's qualified beneficiaries makes a timely election to continue to participate in the Company's group health plans pursuant to COBRA, the Company shall pay the Company’s portion of the premium for such coverage (which premium payment shall be taxable to Executive if the Company's group health plans are self-insured) starting on the Date of Termination and ending on the earlier of (A) the date that is one (1) year after the Date of Termination, or (B) the date on which the Executive's qualified beneficiary no longer is eligible to continue to participate under COBRA. For purposes of the foregoing, the usual limitations of COBRA shall apply and the Company's payment of the Company’s portion of the COBRA premium(s) shall not extend the continuation period, which begins on the Date of Termination; and

(iv) The Other Benefits shall be paid or provided to the Executive's estate or beneficiaries or to the Executive, as applicable, on a timely basis.

5. Termination Upon a Change in Control

If a Change in Control (as defined in the Company’s 2007 Stock Compensation Plan as in effect on December 23, 2016, but excluding from such definition Section 8(b)(ii) thereof)) occurs during the Employment Period, the Company shall pay to the Executive a lump sum payment in the amount of the Executive’s Base Salary in effect on the date of the Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason within one (1) year after the effective date of the Change in Control (the “CIC Anniversary”), then the Executive shall also be entitled to receive the payments and benefits provided in Section 4(a), subject to the terms and conditions thereof. For the purposes of this Section, the calculation of the Executive’s Annual Bonus and Base Salary would be in effect on the date of the Change in Control. Subject to Section 11(e) hereof, the payment described herein shall be paid in a lump sum within 30 days following the later of (i) the Termination Date, or (ii) the end of all rescission periods associated with the release described in Section 4 (v) but in no event later than 60 days after the Termination Date; provided, however, that (a) Executive has executed and delivered to Company a release in form and substance satisfactory to the Company within 30 days following the Termination Date, (b) all rescission periods have expired, (c) Executive has not revoked or breached the release, and (d) Executive has complied with and continues to comply with all of the provisions of this Agreement. In addition, in the event of such a termination of the Executive’s employment, all outstanding stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity plans (or awards substituted therefor covering the securities of a successor company) shall become immediately vested and exercisable in full.

6. Full and Final Settlement

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment. If either party to this Agreement institutes any action, suit, counterclaim, appeal, arbitration or mediation for any relief against another party, declaratory or otherwise (collectively an "Action") to enforce the terms of this Agreement or to declare rights hereunder, then the Prevailing Party in such Action shall be entitled to recover from the other party, in addition to all applicable remedies, all costs and expenses of the Action, including reasonable attorneys' fees and costs incurred in bringing and prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (collectively, a "Decision") granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision. A court or arbitrator shall fix the amount of reasonable attorneys' fees and costs upon the request of either party. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys' fees and expert fees and costs incurred in enforcing, perfecting and executing such award or judgment. For the purposes of this Section, costs shall include, without limitation, in addition to costs incurred in prosecution or defense of the underlying action, reasonable attorneys' fees, costs, expenses and expert fees and costs incurred in the following: (a) post-judgment motions and collection actions; (b) contempt proceedings; (c) garnishment, levy, debtor and third party examinations; (d) discovery; (e) bankruptcy litigation; and (f) appeals of any award, order or judgment. "Prevailing Party" within the meaning of this Section includes, without limitation, a party who agrees to dismiss an Action (excluding an Action instituted in contravention of the requirements of Paragraph 10(b) below) in consideration for the other party's payment of the amounts allegedly due or performance of the covenants allegedly breached, or obtains substantially the relief sought by such party.

7. Non-Competition, Non-Solicitation, Protection of Confidential Information and Indemnification

(a) Non-Competition and Non-Solicitation. The Executive acknowledges that: (i) the business in which the Company competes is highly competitive; (ii) as a key executive, he will participate in servicing current clients and vendors and/or soliciting prospective clients and vendors, through which the Executive will obtain knowledge of the "know-how" and business practices of the Company, in which matters the Company has a substantial proprietary interest; (iii) his employment requires the performance of services that are special, unique, and extraordinary, and his position with the Company places him in a position of confidence and trust with the Company's clients, vendors and employees; and (iv) his rendering of services to the Company's clients and vendors necessarily will require the disclosure to the Executive of confidential information (as defined in Section 7(b) hereof) of the Company. In the course of his employment, the Executive will develop personal relationships with the Company's clients and vendors and knowledge of those clients' and vendors' affairs and requirements, and the Company's relationship with its clients and vendors will therefore be placed in the Executive's hands in confidence and trust. Thus, the Executive agrees that it is a legitimate interest of the Company, and reasonable and necessary for the protection of the Company's confidential information, goodwill and business, that the Executive make the covenants contained herein and that the Company would not have entered into this Agreement unless it contained the covenants in this Section 7. The Executive therefore agrees that during his employment , and for a period of one (1) year after the date of his termination from employment with the Company, he will not, without the Company’s written consent, as an employee, consultant, contractor, partner, shareholder, or in association with, any other person, business or enterprise, except on behalf of the Company, directly or indirectly, and regardless of the reason for his ceasing to be employed by the Company:

(i) Engage in any business with or provide any services or products to or for any person or entity who: (A) was a customer of the Company within the twelve (12) months before the Executive's employment termination, and/or (B) with whom Executive had contact to further the Company's business or for whom Executive performed services, or supervised the provision of services or products, during Executive's employment;

(ii) Hire, employ, recruit or solicit any employee or consultant of the Company;

(iii) Solicit, induce or influence any employee, consultant, customer or vendor of the Company to terminate his, her or its employment or other relationship with the Company;

(iv) Engage or participate in, or in any other way render services or assistance or provide products to, any business that competes, directly or indirectly, with any product or service of the Company that Executive participated in, engaged in, or had Confidential Information regarding, in any of the geographic locations in which the Company engaged in business or provided any services or products during Executive's employment. Ownership of less than 2% of the total outstanding stock or securities of a competitor of the Company listed on a national securities exchange is not a violation of this Section; or

(v) Assist anyone in any of the activities listed above.

(b) Confidential Information. During the Executive's employment with the Company, he will acquire and have access to confidential or proprietary information about the Company and/or its customers, including but not limited to, trade secrets, information relating to the Company's business, research, marketing, sales, operations and products and plans for development of new business products and services, operational designs and techniques related to business, marketing, and financial information or data concerning the Company's business and business opportunities, information relating to the Company's suppliers, vendors, personnel, consultants, agents and customers, including lists and compilations of such persons and entities, information relating to the Company's officers, directors and shareholders, including their respective abilities, functions, conduct and compensation, proprietary information received or developed under agreement or other arrangement by the Company and third parties, and unpublished materials received or developed (including works of authorship) which relate to the business of the Company and its investment strategies, development plans, research and development data, and other technical information. The foregoing shall be collectively referred to as "Confidential Information". The Executive is aware that the Confidential Information is not readily available to the public; accordingly, he also agrees that he will not at any time (whether during or after the Employment Period), disclose to anyone (other than his counsel in the course of a dispute arising from the alleged disclosure of Confidential Information or as required by law) any Confidential Information or utilize such Confidential Information for the benefit of himself or any third party. The Executive agrees that these restrictions shall apply whether or not any such information is marked "confidential" and regardless of the form of the information. If the Executive becomes legally required to disclose any Confidential Information, he will provide the Company with prompt notice thereof to the extent permitted by law so the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7(b) to permit a particular disclosure. If such protective order or other remedy is not obtained or if the Company waives compliance with the provisions of this Section 7(b) to permit a particular disclosure, the Executive will furnish only that portion of the Confidential Information that he is legally required to disclose and, at the Company's expense, will cooperate with the Company to the extent permitted by law to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the "Material") compiled by him or made available to him during his employment with the Company and/or its predecessor (whether or not the Material constitutes or contains Confidential Information), and in connection with the performance of his duties hereunder, shall be the property of the Company and shall be delivered to the Company on the termination of the Executive's employment with the Company or at any other time upon request. Except in connection with the Executive's employment with the Company, the Executive agrees that he will not make or retain copies or excerpts of the Material. The Executive agrees to permanently delete and erase all records, documents and information (including all Confidential Information and Material) relating to the Company, its business and its clients from the Executive’s personal electronic devices at or before the Executive’s separation from employment with the Company. Nothing in this Section prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

(c) Remedies. If the Executive commits a breach, or is threatening to commit a breach, of any of the provisions of Section 7(a) or (b), the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d) Acknowledgements. The parties acknowledge that (i) the restrictions imposed in Sections 7(a) and (b) are fair and reasonable and are reasonably required to protect the Company's proprietary interests and other legitimate business interests, and the goodwill associated with the Company's business; (ii) the time, scope, geographic, and other provisions of this Section 7 have been specifically negotiated by sophisticated parties represented by legal counsel; and (iii) given the nature of the Company's business and given that clients can be and are serviced by the Company wherever they are located, it is impractical and unreasonable to place geographic limitations on the agreements made by the Executive herein. If any covenant contained in Sections 7(a) and (b) is held to be unenforceable by reason of its duration or geographic scope or its being too extensive or unreasonable in any other respect, the parties agree (A) such covenant shall be interpreted to extend over the maximum duration or geographic areas for which it may be enforceable and over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination, and (B) in its reduced form, such covenants shall be enforceable; but such reduced form shall apply only with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements contained in this Section 7 (collectively, the "Restrictive Covenants") is separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a party shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). The existence of any claim, demand, or cause of action of the Executive against the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the Company's enforcement of any Restrictive Covenant. The unenforceability of any Restrictive Covenant shall not affect the validity or enforceability of any other Restrictive Covenant or other provisions of this Agreement. The Executive and the Company understand and agree that the Restrictive Covenants and other provisions in this Section 7 survive, and continue to be effective according to their terms after, the termination of the Executive's employment and the termination of this Agreement.

(e) Notification of Restrictive Covenants. Before accepting employment or consulting work with any person, corporation or other entity during the Employment Period or any period thereafter that the Executive is subject to the restrictions set forth in Sections 7(a) and (b) above, the Executive shall notify the prospective employer, person or entity in writing of his obligations under such provisions and shall provide a copy of such written notice to the Company.

(f) Tolling. The duration of the Restrictive Covenants set forth in this Agreement shall not expire, and shall be tolled, during any period in which the Executive is in violation of any of those covenants, and all restrictions shall automatically be extended by the period of the Executive's violation of any such covenants.

(g) Indemnification. Subject to the provisions of Minn. Stat. § 302A.521, Subd. 2 and 4, during the Employment Period, any Renewal Term or thereafter, in the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s applicable bylaws, resolutions, and/or insurance for current and former officers, agents and/or employees from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

(h) Scope. As used in this Section 6, the term "Company" shall include all subsidiaries and affiliates of the Company.

8. Intellectual Property

The Executive agrees that all materials created or modified by him during the Employment Period and any Renewal Term including, without limitation, all works of authorship, inventions, processes, ideas, methods, concepts and other tangible and intangible materials (collectively, “Work Product”), shall be "work for hire" and that the Company shall be the exclusive owner of the Work Product and all intellectual property rights associated with the Work Product, including all trademarks, patents or copyrights contained therein. To the extent any Work Product does not qualify as "work for hire," the Executive hereby assigns ownership of all such Work Product to the Company and agrees to take all reasonable measures, at the Company's expense, to perfect such rights in the Company. The Executive hereby appoints the Company as his attorney-in-fact with the limited power to execute assignments of such Work Product.

Notice: Minn. Stat. 181.78, Subd. 1 exempts from this Section of this Agreement an invention for which no equipment, supplies, facility or trade secret information of the Company was used and what was developed entirely on Executive’s own time, and (1) that does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) that does not result from any work performed by Executive for the Company. For purposes of this paragraph, the term “inventions” is acknowledged to include Works of Authorship.

9. Enforceability

The failure of any party to require performance by another party of any provision shall not affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same or to enforce any other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

10. Successors

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Executive understands and agrees that the Company may transfer and assign the Company’s rights and obligations under this Agreement to a successor of the Company.

11. Miscellaneous

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflicts of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company (and/or any of its owners, directors, officers, employees, affiliates, or agents) relating to or arising out of Executive's employment, the cessation of that employment and/or any right or obligation under this Agreement will be submitted to final and binding arbitration in the county in which Executive work(ed) for determination in accordance with the American Arbitration Association's ("AAA") National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in a judicial forum. The parties shall share the filing fees required for the arbitration, provided that Executive shall not be required to pay an amount in excess of the filing fees required by a federal or state court with subject matter jurisdiction. The Company shall pay the arbitrator's fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. However, notwithstanding anything to the contrary contained herein, the Company shall have the right to seek and obtain preliminary injunctive relief and other provisional remedies in aid of arbitration or to preserve the status quo pending arbitration in an appropriate judicial forum. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration agreement is to be construed as broadly as is permissible under applicable law.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive's most recent address on the records of the Company;

If to the Company:

Clearfield, Inc.

7050 Winnetka Avenue N.

Brooklyn Park, MN 55428

Attn: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Section 409A and Section 280G. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with the provisions of Section 409A of the Internal Revenue Code and the guidance and regulations promulgated thereunder ("Section 409A"). This Agreement shall be administered in a manner consistent with this intent and the Executive agrees the Company shall have the right to delay the payment, or to limit the form of payment, of any amount under this Agreement to the extent the Company, in good faith, determines that such delay or limitation is necessary to avoid adverse tax consequences under Section 409A. Specifically, notwithstanding anything in Section 4 or any other provision of this Agreement to the contrary, if at the Executive's Date of Termination, stock of the Company or any of its affiliates is publicly traded on an established securities market or otherwise and the Executive is a "Specified Employee" (as defined below) at the Date of Termination, the Company shall defer the payment or commencement of the payment, as the case may be, of any amounts described in Section 4, and any other payments or benefits payable under this Agreement, the deferral of the payment or commencement of which is necessary· to prevent any accelerated or additional tax under Section 409A, that, in any such case, otherwise become payable during the first six months following the Executive's Date of Termination, until the earlier of (A) the first day of the seventh month following the Executive's Date of Termination, or (B) the Executive's death. Any payments or benefits delayed as a result of the preceding sentence shall be accumulated and paid in a lump sum, without interest, as soon as practicable after the first day of the seventh month following the Executive's Date of Termination (or the Executive's earlier death). Thereafter, payments shall resume in accordance with this Agreement. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A. In addition, to the extent any provision of this Agreement, including the foregoing provisions of this Section 11(e), is or will be in violation of Section 409A, this Agreement shall be amended in such manner as the parties may agree such that the Agreement is or remains in compliance with Section 409A and the foregoing intent of the parties is maintained to the maximum extent possible. Each party is responsible for reviewing this Agreement for compliance with Section 409A.

For purposes of this Agreement, a "Specified Employee" means, during the 12-month period beginning on April 1, 2007 or on April 1 of any subsequent calendar year, an employee of the Company or its affiliates who met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Internal Revenue Code (applied in accordance with the regulations thereunder and without regard to Code Section 416(i)(5)) for being a "key employee" at any time during the 12-month period ending on the December 31st immediately preceding such April 1st.

If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency and compliance with such applicable law.

(g) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h) No Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(e) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(i) Entire Agreement. This Agreement and the agreements, policies, plans and programs identified herein constitute the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replace and supersede any and all other agreements, offers or promises, whether oral or written, made to the Executive by the Company or any affiliate or representative thereof.

(j)        Consultation With Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(k) Representation by Executive. The Executive represents that he is not subject to any agreement, instrument, order, judgment or decree, or any other form of obligation, that would prevent him from entering into this Agreement or that would be breached upon performance of his duties under this Agreement. Executive will defend and indemnify the Company with respect to any claims, demands or causes of action which assert that this representation is not true and correct.

(1) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Clearfield, Inc. and the Executive represent that they have read, understand and agree to the provisions of this Employment Agreement, and the Executive hereby agrees to accept Clearfield, Inc.’s offer to enter into this Employment Agreement and CONTINUING employment with Clearfield, Inc. subject to the terms and conditions of this Employment Agreement.

CLEARFIELD, INC.

By: /s/ Cheryl Beranek	Date: November 16, 2017
Its: Chief Executive Officer

EXECUTIVE

/s/ Daniel Herzog
Daniel Herzog